Exhibit 3.139

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 03/12/2012
FILED 05:36 PM 03/12/2012
SRV 120301912 - 5122891 FILE

CERTIFICATE OF FORMATION

OF

NRG HOME & BUSINESS SOLUTIONS LLC

1.                                      Name: The name of the limited liability company is NRG Home & Business Solutions LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Home & Business Solutions LLC this 12th day of March, 2012.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person